Exhibit 99.1

Massey Energy Announces Closing of 6.625% Senior Notes

RICHMOND, Va., Nov. 10 — Massey Energy Company (NYSE: MEE — News) announced today the closing of its private offering of $360 million principal amount of 6.625% senior notes due November 15, 2010. The Company is using the proceeds of the offering to permanently repay all indebtedness under its secured term loan, to cancel its current revolving credit facility and for general corporate purposes. The Company has also entered into an interest rate swap with respect to $240 million of these notes.

The notes were offered only to qualified institutional buyers and non-U.S. persons, pursuant to Rule 144A and Regulation S, respectively, of the Securities Act of 1933, as amended, at a price of $1,000 per note. The notes are senior unsecured and unsubordinated obligations of the Company. They are guaranteed by substantially all of the Company’s current and future operating subsidiaries, and will pay interest semi-annually.

In connection with this private offering, the notes have not been registered under the Securities Act and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities.

Massey Energy Company, headquartered in Richmond, Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

FORWARD-LOOKING STATEMENTS: The foregoing release contains forward-looking statements. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. No assurance can be given that the proposed offering can be completed on acceptable terms. Additional information concerning factors that could cause actual results to differ materially from those in the forward- looking statements can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K (as amended by Form 10-K/A for the year ended December 31, 2002) and its subsequently filed interim reports. Such filings are available either publicly, under the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512. Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please contact: Investor Relations, Katharine W. Kenny, (804) 788-1824, of Massey or e-mail the Company.